Exhibit 10.16
Execution Copy
EMPLOYMENT AGREEMENT
     AGREEMENT, dated as of the 28th day of March, 2006 (the “Effective Date”), and amended and restated as of the 17th day of December, 2008, by and between Loral Space & Communications Inc., a Delaware corporation (the “Company”), Michael B. Targoff (the “Executive”) and those subsidiaries of the Company signatory hereto solely for purposes of Section 14(m) hereof.
     WHEREAS, the Company had initially entered into an employment agreement with the Executive, effective March 28, 2006 (the “2006 Agreement”); and
     WHEREAS, certain amendments to the 2006 Agreement are required under Internal Revenue Code (“Code”) § 409A and permitted under Section 13(n) of the 2006 Agreement; and
     WHEREAS, the Company and the Executive wish to make those changes required by Code § 409A and to preserve, to the maximum lawful extent, all the economic benefits to the Executive intended by the 2006 Agreement; and
     WHEREAS, this Agreement shall supersede the 2006 Agreement.
     WHEREAS, the Company desires to be assured that all proprietary and confidential information of the Company will be preserved for the exclusive benefit of the Company.
     NOW, THEREFORE, in consideration of the Executive’s continued employment and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
     Section 1. Employment and Position. The Company hereby employs the Executive as its Chief Executive Officer and Vice Chairman of the Board of Directors (the “Board”), and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth.
     Section 2. Term. The term of employment under this Agreement shall begin as of March 1, 2006, and, unless sooner terminated as provided in Section 6, shall conclude on December 31, 2010 (the “Term”).
     Section 3. Duties. The Executive shall perform services in a managerial capacity in a manner consistent with the Executive’s position as Chief Executive Officer and Vice Chairman of the Board, subject to the general supervision of the Board. The Executive shall have all of the duties, responsibilities and authority commensurate with his position. The Executive hereby agrees to devote substantially all his business time to performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Term; provided, however, that Executive shall be permitted to engage, or continue participation, in (a) charitable, civic, educational, professional, community or industry affairs, (b) managing the Executive’s and his family’s personal investments, (c) corporate directorships and other business activities described in Schedule I attached hereto with regard to public companies, and as heretofore disclosed to the Board with regard to private companies, including any replacements for any such private companies heretofore disclosed to the Board that does not materially change the time commitment or violate Section 10 hereof and (d) such other activities as may hereafter be specifically approved in writing, which in each case and in the aggregate do not materially interfere with the performance of his obligations hereunder; provided, further, however, that Executive may not engage in any such activities that would result in the Executive being in Competition (as defined in Section 10(d) below).
     Section 4. Compensation.
     (a) Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of $950,000 per calendar year. The Base Salary shall be paid in such installments and at such times as the Company pays its salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions. The Board shall review annually the Base Salary payable to Executive hereunder and may, in its sole discretion, increase but not decrease, the Executive’s salary rate. Any such increased salary shall be and become the “Base Salary” for purposes of this Agreement.
     (b) Annual Bonus. The Company shall maintain an annual Management Incentive Bonus program (“MIB Program”) for certain executives, and Executive shall be a participant in the MIB Program and shall be entitled to an annual bonus to the extent payable under such program (“Annual Bonus”). The Executive’s target annual bonus opportunity under the MIB Program shall be not less than 125% of the Executive’s Base Salary (the “Target Annual Bonus”). With respect to the Annual Bonus for the 2006 fiscal year or any subsequent fiscal year, the Board shall, in its discretion, establish the terms and conditions of the MIB Program and may amend the MIB Program (other than by reducing the Target Annual Bonus percentage set forth above) accordingly. The Annual Bonus shall be paid on or before March 15 of the year following the year to which the Annual Bonus relates.
     (c) Equity Grants. In connection with Executive’s service as Vice Chairman of the Board commencing on November 21, 2005, the Company, pursuant to an Option Agreement dated December 21, 2005 (the “Initial Option Agreement”), on December 21, 2005, granted to Executive (the “Initial Option Grant”) an option to purchase 106,952 shares of its common stock at an exercise prices of $28.441 per share under the Company’s 2005 Stock Incentive Plan (the “Stock Option Plan”). The Board has amended and restated the Stock Option Plan to increase the number of shares of the Company’s common stock, par value per share $0.01 (the “Common Stock”), available for grant thereunder to a number adequate to cover the Option (as defined below) and will, prior to the submission of the amended and restated Stock Option Plan to stockholders for approval, further amend and restate the Plan to provide for an additional number or shares adequate to cover the 2008 Equity Award (as defined below), based on the Company’s best estimate at the time of amendment and restatement of the number of shares necessary for the 2008 Equity Award, and shall reserve adequate shares, subject to such best estimate, under the Stock Option Plan for such awards and the Company agrees to submit the Stock Option Plan as amended to the Company’s stockholders at the next annual meeting of stockholders and seek stockholder approval (the “Approvals”). In addition to the Initial Option Grant, in connection with the execution of this Agreement, the Company grants to the Executive an option to purchase 825,000 shares of common stock of the Company, with a per-share exercise price equal to the fair market value of one share of the Company’s common stock at the date of grant (the “Option”), such grant to be subject to obtaining the Approvals. To the extent the Approvals are not obtained, the Option shall be void. The Option shall have such other terms and conditions as set forth in the Option Agreement attached hereto as Exhibit A (the “Second Option Agreement” and, together with the Initial Option Agreement, the “Option Agreements”). The Option is intended to count as an option award for both 2006 and 2007, in lieu of any regular annual option award that the Executive would otherwise be entitled to in 2006 and 2007, and has been structured as such with one-half of the Option vesting over three years commencing on the date of Grant and one-half of the Option vesting over three years commencing on the first anniversary of the date of grant. In addition, if the Executive has earned a Target Annual Bonus for both 2006 and 2007, the Company shall grant to the Executive in 2008 an additional option to purchase shares of common stock of the Company, or other equity award under the Stock Option Plan, in either case having a comparable economic value equal to one-half (1/2) of the value of the Option (based on a Black-Scholes valuation of such Option) (the “2008 Equity Award”) and, to the extent the 2008 Equity Award is a stock option, with terms similar to the Second Option Agreement; provided, however, that the 2008 Equity Award shall, whether an Option or other equity award, vest in four annual installments with twenty-five percent (25%) of the award vesting on the date of grant, an additional twenty-five percent (25%) of the award vesting on the first anniversary of the date of grant, an additional twenty-five percent (25%) of the award vesting on the second anniversary of the date of grant and the remaining twenty-five percent (25%) of the award vesting on the third anniversary of the date of grant (consistent with the provisions of the Second Option Agreement (and Section 7(h) hereof) relating to termination of employment and accelerated vesting and exercise periods); and further provided, however, that the 2008 Equity Award shall not be made subject to stockholder approval. The grant of the 2008 Equity Award shall also be subject to obtaining the Approvals. The Executive shall be eligible for participation in the Stock Option Plan during the Term to the same extent as other senior executives of the Company, taking into account that the Option is intended to count as the regular option award for both 2006 and 2007 and the 2008 Equity Award is intended to count as an the regular equity award for 2008. The Company may make such other discretionary equity awards to the Executive as it deems appropriate. Notwithstanding anything herein to the contrary, (i) the Option shall not become exercisable prior to the date the Company obtains the Approvals and the 2008 Equity Award shall not become exercisable prior to the Approvals.
     Section 5. Benefits. In addition to the compensation detailed in Section 4 of this Agreement, the Executive shall be entitled to the following additional benefits:
     (a) Paid Vacation. The Executive shall be entitled to 20 days paid vacation per calendar year in accordance with the Company’s vacation policy in effect from time to time, such vacation shall extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.
     (b) Welfare Plans. During the Term, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, programs, practices and policies provided generally by the Company to similarly situated executives of the Company (including, without limitation, any medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs that may be provided by the Company from time to time). Such benefits shall be paid to the Executive in accordance with the written terms of the applicable plan, policy or program. Such plans, programs, practices and policies are subject to change from time to time by the Company.
     (c) Other Benefit Plans. During the Term, the Executive shall be entitled to participate in all equity, savings, retirement and pension plans (including the Company’s Supplemental Executive Retirement Plan (“SERP”)), programs, practices and policies applicable generally to similarly situated executives of the Company as determined by the Board from time to time. Such benefits shall be paid to the Executive in accordance with the written terms of such other benefit plans, programs, practices and policies. Such plans, programs, practices and policies are subject to change from time to time by the Company.
     (d) Perquisites and Other Benefits. During the Term, the Executive shall be entitled to such additional perquisites and fringe benefits appertaining to his position in accordance with any practice established by the Board. During the Term, Executive shall be entitled to receive all benefits under any individual welfare benefit arrangements (including life insurance coverage) or other benefit arrangements currently in effect for other senior executives of the Company in a manner consistent with past practice, and such arrangements are listed on Schedule I attached hereto. Such perquisites and fringe benefits shall be paid to the Executive in accordance with the written terms of the applicable arrangement.
     (e) Reimbursement of Expenses. Subject to the terms set forth in Section 11 below, including, but not limited to, Section 11(e), the Company shall reimburse the Executive for all reasonable expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.
     (f) Indemnification. In addition to the terms of any officers’ liability insurance carried by the Company, the Executive (and his heirs, executors and administrators) shall be indemnified by the Company and its successors and assigns pursuant to a separate Indemnification Agreement attached hereto as Exhibit B, which has heretofore been executed. The Executive shall be an insured person under or otherwise covered by directors and officers liability insurance in an amount consistent with past practice. The obligations of the Company pursuant to this Section shall survive the expiration of the Term or Executive’s voluntary or involuntary termination or resignation for Good Reason.
     Section 6. Termination of Employment. The Executive’s employment may end earlier than the end of the Term as follows:
     (a) Death. The employment of the Executive shall automatically terminate upon the death of the Executive.
     (b) Disability. In the event of any physical or mental disability of the Executive rendering the Executive substantially unable to perform his duties hereunder for a period of at least one hundred eighty (180) days out of any three hundred sixty-five (365)-day period and the further determination that the disability is permanent with regard to the Executive’s ability to return to work in his full capacity, the Executive’s employment shall be terminated on account of the Executive’s disability upon written notice from the Company; provided, however, that upon the occurrence of the Executive’s incapacity due to physical or mental disability that, based on the facts and circumstances, would indicate that a separation from service has occurred within the meaning of Treasury Regulation Section 1.409A-1(h), the Executive’s employment shall be terminated immediately on account of disability pursuant to this Section 6(b) without any further action on the part of the Executive or the Company. In the event of any dispute as to the Executive’s disability, the determination binding on both parties shall be made by a physician or physicians mutually agreed upon in good faith by the Board and the Executive or his representative.
     (c) By the Company For Cause. The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time effective upon written notice to the Executive; provided, however, that if such termination is based upon any event set forth in clause (ii), (iii), (iv), or (v) below, Executive shall be given not less than ten (10) days prior written notice by the Board of the intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and

Executive shall have ten (10) days after the date that such written notice has been given to Executive in which to address the full Board and present arguments on his own behalf, with or without legal representation at the Executive’s election, regarding any such alleged act or failure to act. If a majority of the members of the full Board make a determination that Cause exists, the termination shall be effective on the date immediately following the expiration of the ten (10) day notice period. Otherwise, Cause shall not be determined to exist. For purposes hereof, the term “Cause” shall mean that one or more of the following has occurred:
     (i) the Executive shall have been after the Effective Date convicted of, or shall have pleaded guilty or nolo contendere to, any felony;
     (ii) the Executive shall have materially breached any provision of Section 10 hereof;
     (iii) the Executive shall have committed any fraud, embezzlement, misappropriation of funds, or breach of fiduciary duty against the Company, in each case of a material nature;
     (iv) the Executive shall have engaged in any willful misconduct with regard to the Company resulting in or reasonably likely to result in a material loss to the Company or substantial damage to its reputation; or
     (v) the Executive shall have willfully breached in any material respect any material provision of the Company’s Code of Conduct, which breach would generally result in the termination of a senior executive of the Company and, to the extent any such breach is curable, the Executive shall have failed to cure such breach within ten (10) days after written notice of the alleged breach is provided to the Executive.
     (d) By the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause effective upon written notice to the Executive.
     (e) By the Executive Voluntarily. The Executive may terminate his employment at any time effective upon at least thirty (30) days prior written notice to the Company.
     (f) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and, if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period. For this purpose, unless agreed to by the Executive, the term “Good Reason” shall mean:

     (i) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities or any duties which are illegal or unethical;
     (ii) any reduction or diminution in the Executive’s then titles or positions (including removal or failure to be re-elected to the Board or as Vice Chairman), or a material reduction or diminution in the Executive’s then authorities, duties or responsibilities or reporting requirements with the Company; provided, however, that the sale of all or substantially all of the assets or stock of Loral Holdings Corporation or Space Systems/Loral, Inc. (each, a “Subsidiary”) shall not, by itself, constitute Good Reason;
     (iii) a reduction in Base Salary, the Target Annual Bonus or any of the benefits described in Section 5 of this Agreement to the extent not permitted under Section 5;
     (iv) the relocation by the Company of the Executive’s primary place of employment with the Company to a location outside of New York County, New York;
     (v) other material breach of this Agreement by the Company;
     (vi) the failure of the Company to obtain the assumption in writing delivered to the Executive of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company; or
     (vii) the failure of the Company to grant the 2008 Equity Award, unless such failure is due to the failure to obtain the Approvals.
     Section 7. Death and Employment Termination Payments and Benefits.
     (a) Voluntary Termination, Termination For Cause. Upon any termination of employment during the Term either (i) by the Executive without Good Reason under Section 6(e), or (ii) by the Company for Cause as provided in Section 6(c), all payments, Base Salary and other benefits hereunder shall cease at the effective date of termination. Notwithstanding the foregoing, the Executive shall be entitled to receive from the Company (i) Base Salary earned or accrued through the date the Executive’s employment is terminated payable in accordance with the Company’s general payroll policies, (ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for reasonable business expenses incurred by the Executive through the date the Executive’s employment is terminated in accordance with the Company’s reimbursement policies as provided above, (iii) all other payments and benefits to which the Executive may be entitled under the terms (including time, form and manner of payment) of any applicable compensation arrangement or benefit plan or program of the Company, including any earned and accrued, but unused vacation pay and benefits under and in accordance with the terms and provisions of the SERP, but excluding any entitlement to severance under any Company severance policy generally applicable to the Company’s salaried employees, and (iv) excluding any accrued and unpaid Annual Bonus for the immediately preceding year (collectively, the “Accrued Benefits”).
     (b) Death. In the event of the Executive’s death during the Term, the Company shall have no further obligations to the Executive or his beneficiaries other than to pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate (i) all Accrued Benefits paid in the time, form and manner set forth in Section 7(a), plus (ii) any Base Salary through the end of the calendar month in which the Executive’s death occurred, payable in accordance with the Company’s general payroll policies, plus (iii) any accrued and unpaid Annual Bonus for the immediately preceding year payable at the time the Company pays its executives such bonus in accordance with its general payroll policies but in no event later than March 15th of the year following the year to which such bonus relates, and (iv) an amount equal to that portion of the Annual Bonus, which but for the Executive’s death would have been earned by the Executive during the year of his death, pro-rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the year of his death during which the Executive was employed by the Company on an active status, payable at the times the Company pays its executives such bonus in accordance with its general payroll policies but in no event later than March 15th of the year following the year to which such bonus relates (the Accrued Benefits and the payment of the amounts set forth in clauses (iii) and (iv) of this Section 7(b) are collectively referred to as the “Enhanced Accrued Benefits”). In addition, any unvested stock options under the Stock Option Plan and any deferred compensation under the Initial Option Agreement that would have become vested on the next date of vesting applicable thereto shall become vested and shall remain exercisable or be paid as provided under the terms of the applicable plan or agreement as to a portion thereof based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the year of his death during which the Executive was employed by the Company on an active status. The Executive’s medical, prescription and dental coverage shall continue for the benefit of the Executive’s family through the end of the Term upon the same terms and conditions applicable generally to active employees and their families; provided, however, that the Company portion of the monthly insurance premiums provided pursuant to the immediately preceding sentence shall be taxable income to the Executive in the year in which such coverage is provided.
     (c) Termination without Cause or for Good Reason. In the event that the Executive’s employment is terminated during the Term by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive as his exclusive right and remedy in respect of such termination, (i) all Enhanced Accrued Benefits (except that for purposes of this Section 7(c), the term “death” in Section 7(b)(iv) above shall be replaced with the term “termination”), paid in accordance with the time, form and manner of payment set forth in Section 7(b), and (ii) a lump sum severance payment equal to two (2) times the sum of (A) the Executive’s Base Salary in effect on the date of termination and (B) the Annual Bonus for the immediately preceding year (or Target Annual Bonus if termination occurs during the first year of the Term or before the Annual Bonus for the prior fiscal year is declared) (“Severance Payments”). In addition, all unvested stock options, other equity grants and all deferred compensation under the Initial Option Agreement shall become fully vested and shall remain exercisable or be paid as provided under the terms of the applicable plan or agreement. Following the termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Company shall provide medical, dental and life insurance coverage, upon the same terms and conditions applicable generally to similarly situated executives who remain employed with the Company, for a period of eighteen (18) months; provided, however, that for each of the eighteen (18) months following such termination the Executive shall be responsible for payment of the regular employee portion of the monthly insurance premiums for such insurance, applicable to similarly situated executives who remain employed with the Company, and the Company shall be responsible for payment of the regular Company portion of the monthly insurance premiums for such insurance, applicable to similarly situated executives who remain employed with the Company (the “Welfare Severance Benefits”); and further provided, however, that such obligation shall expire if the Executive commences new employment prior to the expiration of such eighteen (18)-month period and becomes covered by substantially similar benefits. Notwithstanding anything herein to the contrary, the Company portion of the monthly insurance premiums provided pursuant to the immediately preceding sentence shall be taxable income to the Executive in the year in which such coverage is provided. In all instances, subject to the terms set forth in Section 7(f) and Section 11 below, including, but not limited to, Section 11(d), the Severance Payments shall be paid to the Executive in the form of a single lump sum payment sixty (60) days after the Executive’s termination. For the avoidance of doubt, in the event that all or substantially all of the assets or stock of a Subsidiary are acquired by a person or entity (the “Acquirer”) and the Executive is offered employment, as the principal executive officer of such Subsidiary consistent with the terms of this Agreement, by the Acquirer or any affiliate of the Acquirer that directly or indirectly owns such Acquirer, or any successor to the Acquirer or any such affiliate and the Executive accepts such offer and such Acquirer, affiliate or successor, as applicable, assumes this Agreement, the Executive shall not be treated as having a termination of employment without Cause or for Good Reason; provided, however, that the Executive shall have no obligation to accept any such offer of employment. Notwithstanding anything herein to the contrary, to the extent that the Executive willfully commits a material breach of any provision of Section 10 hereof (a “Material Breach”), the Company shall be relieved of its obligation to provide the Welfare Severance Benefits after such Material Breach and the Executive shall be obligated to pay to the Company, as partial damages related to the Severance Payments, for such Material Breach an amount equal to X multiplied by Y, where X is a fraction, the denominator of which is 365 and the numerator of which is the number of days remaining in the 365 days immediately following the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason after any such Material Breach, and Y is the amount of Severance Payments (the “Severance Mitigation”). For example, if the Executive commits a Material Breach on the 182nd day following his termination of employment by the Company without Cause or by the Executive for Good Reason and the Executive received $2,000,000 in Severance Payments, the Executive would be obligated to pay $1,000,000 to the Company. Payment of the Severance Mitigation shall not limit the remedies of the Company and its affiliates under Section 10 or any other remedies that may be available to them, if a court of competent jurisdiction or arbitrator, as applicable, determines that the Executive has breached any of the provisions of this Section 10.
     (d) Termination due to Disability. In the event that the Executive’s employment is terminated during the Term due to the disability of the Executive under this Agreement, the Company shall have no further obligation to the Executive other than to pay the Executive (in addition to any disability insurance payments to which the Executive is entitled pursuant to Section 5 above) all Enhanced Accrued Benefits (except that for purposes of this Section 7(d), the term “death” in Section 7(b)(iv) above shall be replaced with the term “disability”), paid in accordance with the time, form and manner of payment set forth in Section 7(b). In addition, any unvested stock options under the Stock Option Plan and any deferred compensation under the Initial Option Agreement that would have become vested on the next date of vesting applicable thereto shall become vested and shall remain exercisable or be paid as provided under the terms of the applicable plan or agreement, as to a portion thereof based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the year of his disability during which the Executive was employed by the Company on an active status.
     (e) No Other Benefits. Except as specifically provided in this Section 7 or Section 8, the Executive shall not be entitled to any other compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of this Agreement or the Executive’s employment for any reason whatsoever. Payment by the Company of all Accrued Benefits, Enhanced Accrued Benefits and Severance Payments (if applicable) and contributions to the cost of the Executive’s confirmed participation in the Company’s group medical, dental and life insurance plans that may be due to the Executive under the applicable termination provision of this Section 7 shall constitute the entire obligation of the Company to the Executive. Notwithstanding anything contained in this Agreement to the contrary, the Executive (or his beneficiary or estate) shall be entitled, under all circumstances, to (i) payment of all amounts under and in accordance with the terms and provisions of the SERP and other retirement plans, including, without limitation, whether or not the Executive is employed by the Company, (ii) rights of indemnification that the Executive has been granted or at law, or (iii) continued coverage under the Company’s director and officer liability insurance policy at the same level as other officers and directors while potential liability exists.
     (f) Condition. The Company will not be required to make the payment and provide the benefits stated in Section 7(c) and Section 8, unless the Executive executes and delivers to the Company, a waiver and release agreement in the form attached hereto as Exhibit C with all periods of revocation expired within sixty (60) days of termination.

     (g) Resignation from Company Offices. In the event of the Executive’s termination of employment for any reason, the Executive shall resign and shall be deemed to have resigned immediately from the Board (if the Executive is then a member of the Board) and any and all other directorships, offices and positions with, on behalf of, or relating to the Company or any of its subsidiaries, effective as of the date of the Executive’s termination of employment with the Company.
     (h) Expiration of Term. Upon the expiration of the Term, the Executive shall be entitled to the Annual Bonus earned in accordance with the terms of the MIB Program for the last fiscal year of the Term, payable in accordance with the Company’s general payroll policies, but in no event later than March 15th of the year following the year to which such bonus relates, despite the fact that the Executive may not be employed with the Company when such bonuses are paid. To the extent that the Executive’s employment with the Company terminates for any reason at or following the expiration of the Term, the Executive shall also be entitled to any Accrued Benefits. In addition, if, at or after the expiration of the Term Executive’s employment with the Company ceases for any reason without the parties having entered into a new employment contract or an extension of this Agreement (notwithstanding who declined such future arrangement), the Executive shall be entitled to the continued vesting of the outstanding and unvested portion of the 2008 Equity Award (the “Outstanding and Unvested Award”) for an additional one-year period following the expiration of such employment, and the Outstanding Unvested Award shall expire on the later of the end of such one-year period or as provided under the terms of the applicable award agreement (but not beyond the original last exercise date of the grant); provided that if the 2008 Equity Award or any such other equity award consists of restricted stock, such additional vesting shall occur on the date such restricted stock would be treated as taxable income to the Executive.
     Section 8. 280G Gross-Up.
     (a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any arrangement or agreement with any person whose actions result in a change of ownership or effective control covered by Code Section 280G(b)(2) (a “280G Change in Control”) or any person affiliated with the Company or such person) as a result of a 280G Change in Control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999 (and any similar tax that may hereafter be imposed by any taxing authority), subject to Section 8(d) and Section 11 below the Company shall pay to the Executive at the time specified below (i) an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph, but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.
     (b) Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that if the Company Payments (other than that portion valued under Treasury Regulation Section 1.280G, Q&A 24(c)) (the “Cash Payments”) are reduced by the amount necessary such that the receipt of the Company Payments would not give rise to any Excise Tax (the “Reduced Payment”) and the Reduced Payment would not be less than ninety-five percent (95%) of the Cash Payment, then no Gross-Up Payment shall be made to the Executive and the Cash Payments, in the aggregate, shall be reduced to the Reduced Payment. If the Reduced Payment is to be effective, payments shall be reduced in the following order (i) any cash severance based on a multiple of Base Salary or Annual Bonus, (ii) any other cash amounts payable to the Executive, (iii) any benefits valued as parachute payments; (iv) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value; and (v) acceleration of vesting of any equity not covered by subsection (iv) above.
     (c) In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Payment, as applicable to reflect the final determination and the resulting impact on whether the preceding Section 8(d) applies.
     (d) For purposes of determining whether any of the Company Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2), and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3)) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants or the Company (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4) in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Code Section 280G. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Executive. In the event that the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the

Executive may appoint with the approval of the Company, which approval shall not be unreasonable or unreasonably delayed, another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.
     (e) For purposes of determining the amount of the Gross-Up Payment, the Executive’s actual U.S. federal income tax rate in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the Executive’s actual rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, shall be used. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Code Section 1274(b)(2)(B). Notwithstanding the foregoing, in the event any portion of the Gross-Up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive’s claim for refund or credit is denied.
     (f) In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     (g) Subject to Section 11 below, including, but not limited to, Section 11(d)(1), the Gross-up Payment or portion thereof provided for above shall be paid not later than the thirtieth (30th) day following a 280G Change in Control which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments, subject to further payments pursuant to Section 8(c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth (90th) day after the occurrence of the event subjecting the Executive to the Excise Tax. Notwithstanding any other provision of this Agreement, all Gross-Up Payments under this Section 8 shall be made to the Executive no later than by the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remits the applicable taxes. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, subject to Section 8(m) below, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Code Section 1274(b)(2)(B)).
     (h) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), but the Executive shall control any other issues unrelated to the Excise Tax. In the event that the issues are interrelated, the Executive and the Company shall in good faith cooperate. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and his representative shall cooperate with the Company and its representative.
     (i) The Company shall be responsible for all charges of the Accountant.
     (j) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.
     (k) Nothing in this Section 8 is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Executive and the repayment obligation null and void.
     Section 9. Mitigation and Offset. The Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement. The payments provided in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer after the termination date or otherwise. However, the amounts payable under this Agreement (including, but not limited to, any Severance Payments) shall be subject to setoff for any amounts that the Executive owes to the Company, but not any other claim of the Company; provided that (i) any set off against amounts subject to Code Section 409A shall be limited to debts incurred in the ordinary course of the service relationship between the Executive and the Company, (ii) the entire amount of such set off against amounts subject to Code Section 409A in any of the Executive’s taxable years does not exceed $5000, and (iii) the set off is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Company.
     Section 10. Restrictive Covenants.
     (a) Proprietary Information. In the course of service to the Company, the Executive will have access to confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates. Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which the Executive may have access, whether conceived or developed by others or by the Executive alone or with others during the Executive’s period of service with the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are in the public domain during Executive’s service with the Company or after the Executive’s service with the Company has terminated, provided the same are not in the public domain as a consequence of disclosure by the Executive in violation of this Agreement.
     (b) Non-Use and Non-Disclosure. The Executive shall not during the Term or at any time thereafter (i) disclose any Proprietary Information to any person other than (A) the Company, (B) the Company’s or its affiliates’ directors, officers or employees who, in the reasonable judgment of the Executive, need to know such Proprietary Information, (C) such other persons to whom the Executive has been specifically instructed to make disclosure by the Board; and in all such cases only to the extent required in the course of the Executive’s service to the Company, (D) as required by law or court or administrative order, or (E) in the good faith performance of the Executive’s duties hereunder or (ii) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity.
     (c) Return of Documents. All notes, letters, documents, records, tapes and other media of every kind and description containing Proprietary Information and any copies, in whole or in part, thereof (collectively, the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents in the Executive’s possession and shall surrender to the Company at the time his employment terminates, or at such other time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control; provided, that the Executive shall be permitted to retain his rolodex and similar address books, including those in electronic form.
     (d) Non-Competition. At all times during the Executive’s employment with the Company or any affiliate during the Term, and for a period of twelve (12) months following the termination during the Term of employment with the Company or any affiliate for any reason (or twenty-four (24) months in the case of termination following a Change in Control) (the “Restricted Period”), the Executive will not engage in Competition (as defined below) with the Company. For purposes of this Agreement, “Competition” shall mean engaging in, or otherwise directly or indirectly being employed by, or acting as a consultant or adviser (paid or unpaid) to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of (i) Boeing, Lockheed, Alcatel Space or Astrium, (ii) PanAmSat, SES Astra, Intelsat, New Skies Satellites, (iii) any business similar to the businesses described in clause (i) or (ii) above that competes with the services provided by the Company, (iv) any business that competes with a business that the Company engages in as of the date of the Executive’s termination of employment with the Company, as described or otherwise contemplated in the Company’s business plan for the year of such termination of employment, or (v) any business that competes with a business that the Company is, to the knowledge of the Executive, preparing to engage in as of the date of the Executive’s termination of employment with the Company, and any transferee of or successor to any of the foregoing businesses; provided, however, that the foregoing shall not prevent or be violated by the Executive’s service in a non-competitive portion of a company or business enterprise in Competition with the Company or, as a result thereof, owning compensatory equity in such a company or business enterprise in Competition with the Company; and further provided, however, that the prohibition of clauses (i) and (ii) above shall apply only so long as such entities compete with the services provided by the Company. Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of a business enterprise in Competition with the Company or its subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of or a member of a group which controls such business enterprise and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such business enterprise or less than five percent (5%) in any mutual fund, private equity fund, hedge fund or similar collective investment, so long as the Executive’s investment is passive.
     (e) Non-Solicitation of Employees. At all times during the Restricted Period, except in the course of the Executive’s service to the Company and consistent with Executives duties to the Company, the Executive will not directly or indirectly solicit or in any manner encourage employees of the Company or any affiliate who were employed by the Company within the six (6)-month period prior to the termination of the Executive’s employment with the Company or any affiliate to leave its employ and will not offer or cause to be offered employment to any such person; provided, however, that the restrictions in this paragraph shall not apply to (i) general solicitations that are not specifically directed to employees of the Company or any affiliate, (ii) any administrative support staff or (iii) serving as a reference at the request of an employee.
     (f) Non-Solicitation of Customers or Suppliers. At all times during the Restricted Period, the Executive will not knowingly solicit or in any manner encourage, directly or indirectly, customers of or suppliers to the Company or any affiliate who were customers of or suppliers to the Company or any affiliate within the twelve-month period prior to the termination of the Executive’s employment with the Company or any affiliate to terminate or diminish their relationship with the Company or any affiliate.
     (g) Reasonableness. The Executive has carefully considered the nature, extent and duration of the restrictions and obligations contained in this Agreement, including, without limitation, provisions of this Section 10 and acknowledges and agrees that such restrictions are fair and reasonable in all respects to protect the legitimate interests of the Company and its affiliates and that these restrictions are designed for the reasonable protection of the business of the Company and that of its affiliates.
     (h) Remedies. The Executive recognizes that any breach of this Section 8 shall cause irreparable injury to the Company or its affiliates, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, Executive agrees that the Company or its affiliates shall be able to seek and obtain injunctive relief in the form of a temporary restraining order, preliminary injunction, or permanent injunction against the Executive to enforce this Agreement. To the extent that any damages are calculable resulting from the breach of this Agreement, the Company and its affiliates shall also be entitled to recover such damages. Any recovery of damages by the Company and its affiliates shall be in addition to and not in lieu of the injunctive relief to which the Company and its affiliates are entitled and any Severance Mitigation.
     Section 11. Section 409A of the Code.
     (a) Section 409A. It is intended that the provisions of this Agreement comply with Code Section 409A or be exempt therefrom, and this Agreement shall be administered, and all provisions of this Agreement shall be construed, in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
     (b) Installments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.
     (c) Separation From Service. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Code § 409A) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. § 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of the Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to the Executive on the schedule set forth hereunder with respect to such nonqualified deferred compensation as if the Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service”; provided, however, that the Executive shall be deemed to have suffered a “separation from service” as of a given date for purposes of Treas. Reg. § 1.409A-1(h) to the extent that it is reasonably anticipated that the Executive’s level of bona fide services to the Company, as an employee, independent contractor, or otherwise, will permanently decrease to less than 50% of the average level of services performed by the Executive for the Company in the 36-month period immediately preceding such date.
     (d) Specified Employee. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:
     (i) With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Code Section 409A, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and
     (ii) On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 11 shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section 11(d) shall be made to the Executive.
     (e) Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

     (f) Payment Period. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within forty (40) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.
     (g) Compliance. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to comply with Code Section 409A, but only if, after consultation, such provision can be reformed to so comply; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A. The Company shall indemnify and hold the Executive harmless, on an after tax basis, for any additional tax (including interest and penalties with respect there to) that may be imposed on the Executive by Code Section 409A as a result of the Option being granted subject to the Approvals. Any payment or reimbursement for taxes made pursuant to this Section 11(g) (and any gross up thereon) shall be paid to the Executive promptly after such obligation is incurred, but in no event later than the end of the calendar year following the calendar year in which the tax is paid by the Executive.
     (h) Other Company Plans, Agreements and Programs. If any provision of any Company plan, agreement or program in which the Executive participates would cause the Executive to incur any additional tax or interest under Code Section 409A, upon the Executive’s request, the Company shall reform such provision to comply with Code Section 409A, but only, if after such request, such provision can be reformed to so comply, in a manner that shall maintain, to the maximum extent practicable, the economic benefit to the Company and the Executive of the applicable provision without violating the provisions of Code Section 409A, provided that nothing herein, and no action taken or not taken by the Company at the request of or in consultation with the Executive, is intended to guarantee compliance with Code Section 409A.

     Section 12. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
     Section 13. Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

If to the Company:	Loral Space & Communications Inc.
600 Third Avenue
New York, New York 10016
Attention: General Counsel

If to the Executive	to the address on file with the Company.
or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 13. All notices to any person shall be deemed given when actually received by the person.
     Section 14. Miscellaneous.
     (a) Amendment. This Agreement may not be amended or revised except by a writing signed by the parties.
     (b) Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of any successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. This Agreement shall not be terminated solely by reason of the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity; provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the rights and duties of the Company as contained in this Agreement, either contractually or as a matter of law. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs or representatives.

     (c) Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
     (d) Waiver of Breach. A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.
     (e) Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment and the expiration of the Term if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Company under Sections 7 and 8 hereof if the Executive is terminated during the Term and the obligations of the Executive under Section 10 hereof.
     (f) Attorney’s Fees.
     (i) The Company shall pay the reasonable legal fees incurred by the Executive in connection with this Agreement and to the extent such payment is taxed to the Executive, the Company shall gross up such amount so that the Executive has no after-tax cost therefrom (collectively, “Legal Fees”). The Company shall pay all Legal Fees to the Executive no later than by the end of the calendar year following the calendar year the legal services are provided to the Executive.
     (ii) In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, all expenses (including reasonable attorneys’ fees and expenses) shall be paid by the party incurring such fees or expenses; provided, however, that the Company shall reimburse Executive for such fees and expenses to the extent that the Executive prevails on any issues raised in such action. The Company shall reimburse the Executive for such fees and expenses in the form of a single lump sum payment thirty (30) days from the date of the arbitrator’s final determination but in any event no later than March 15th following the year in which the arbitrator makes his final determination.
     (g) Entire Agreement. This Agreement, the Stock Option Plan, the Option Agreements, the Indemnification Agreement referred to in Section 5(f) hereof, the Certificates of Incorporation of the Company and of each of its affiliates and the SERP, constitute the entire understanding of the parties with respect to the subject matter hereof and supercede all prior negotiations, understandings, discussions, and agreements, whether written or oral, between them.

     (h) Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.
     (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
     (j) Governing Law. This Agreement and the enforcement thereof shall be governed and controlled in all respects by the internal laws of the State of New York, without application of the conflict of laws provisions thereof.
     (k) Arbitration. Any dispute or controversy arising from or relating to this Agreement and/or the Executive’s employment or relationship with the Company shall be resolved by binding arbitration, to be held in New York or in any other location mutually agreed to by the Company and the Executive in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
     (l) Acknowledgement of Representation. The Executive and the Company acknowledge that they have been represented by counsel of their own choosing and have received a full and complete explanation of their rights and obligations under this Agreement and, therefore, in the event of a dispute over the meaning of this Agreement or any provision thereof, neither party shall be entitled to any presumption of correctness in favor of the interpretation advanced by such party or against the interpretation advanced by the other party.
     (m) Guarantee.
     (i) Each of Loral Holdings Corporation and Space Systems/Loral, Inc. (each a “Guarantor”) hereby acknowledge the benefit they will receive as a result of the Executive serving as Chief Executive Officer of the Company and accordingly, irrevocably and unconditionally guarantees the due and punctual payment and performance of all obligations of the Company under this Agreement; provided, however, that a Guarantor’s guarantee obligation hereunder shall terminate and cease to have any force or effect immediately upon (x) such Guarantor ceasing to be a direct or indirect subsidiary or parent of the Company or (y) the sale of all or substantially all of such Guarantor’s assets pursuant to an Approved Transaction (as defined below) in which a Guarantor does not receive all or substantially all of the consideration of such sale.
     (ii) Notwithstanding anything in this Agreement to the contrary and for as long as the Guarantor’s obligations hereunder are in effect, the Executive hereby acknowledges and agrees that at any time a Guarantor may effectuate, and this Agreement shall not in any way prohibit or restrict the Guarantor from effectuating, and the Executive shall not have any right or claim with respect to, rely upon, or challenge (A) any transfer by the Guarantor of any or all of its funds, assets or other property to either: (1) the Company or any of its direct or indirect subsidiaries or their successors (each a “Group Entity”), including by way of dividend, distribution, payment, lease, sale, assignment, transfer, merger, consolidation or otherwise, or (2) any other person, pursuant to a transaction that the Guarantor’s Board of Directors determines in good faith to effect in furtherance of a legitimate business purpose of the Guarantor or any Group Entity (an “Approved Transaction”) or (B) the liquidation or dissolution of a Guarantor.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Avi Katz

Name: Avi Katz
Title: Senior Vice President, General Counsel and Secretary

/s/ Michael B. Targoff

Michael B. Targoff
LORAL HOLDINGS CORPORATION (solely for purposes of Section 14(m) hereof)

By: Name:	/s/ Avi Katz Avi Katz
Title:	Senior Vice President and Secretary
SPACE SYSTEMS/LORAL, INC. (solely for purposes of Section 14(m) hereof)

By: Name:	/s/ Avi Katz Avi Katz
Title:	Senior Vice President and Secretary

Schedule I
Outside Business Relationships
1.	Chairman of the Board of Directors and member of the Audit Committee of Communication Power Industries.

2.	Member of the Board of Directors, Chairman of the Audit Committee of Leap Wireless International, Inc., and member of the Compensation Committee and Nominating and Corporate Governance Committee of Leap Wireless International, Inc.

3.	Member of the Board of Directors of ViaSat Inc.
and any replacements for any of the foregoing that does not materially change the time commitment or violate Section 10 of the Employment Agreement.
Perquisites and Individual Benefits

Executive
Life
Insurance
Annual premium	Executive
not to exceed	Medical
$25,000	$4,000